Exhibit 21

SUBSIDIARIES OF JOHN WILEY & SONS, INC. (1)
As of April 30, 2019

Jurisdiction In Which Incorporated

John Wiley & Sons International Rights, Inc.	Delaware
Wiley edu, LLC	Delaware
Wiley Periodicals LLC	Delaware
Inscape Publishing LLC	Delaware
Profiles International, LLC	Texas
Atypon Systems LLC Wiley Global Technology (Private) Limited	Delaware Sri Lanka
Wiley India Private Ltd.	India
Wiley APAC Services LLP	India
WWL LLC	Delaware
John Wiley & Sons Rus LLC Wiley International LLC	Russia Delaware
Wiley Europe Investment Holdings, Ltd.	United Kingdom
Wiley Europe Ltd. Wiley Heyden Ltd. E-Learning SAS	United Kingdom United Kingdom France
John Wiley & Sons, Ltd. Atypon Systems Ltd UK	United Kingdom United Kingdom
John Wiley & Sons Singapore Pte. Ltd.	Singapore
John Wiley & Sons Commercial Service (Beijing) Co., Ltd.	China
J Wiley Ltd.	United Kingdom
John Wiley & Sons GmbH	Germany
Wiley-VCH Verlag GmbH & Co. KGaA	Germany
CrossKnowledge Group Limited	United Kingdom
Wiley Distribution Services Ltd.	United Kingdom
Blackwell Science (Overseas Holdings)	United Kingdom
John Wiley & Sons A/S	Denmark
Wiley Publishing Japan KK	Japan
Wiley Japan KK	Japan
Wiley Publishing Australia Pty Ltd.	Australia
John Wiley and Sons Australia, Ltd.	Australia
John Wiley & Sons Canada Limited	Canada
John Wiley & Sons (HK) Limited	Hong Kong
Wiley HK2 Limited	Hong Kong

(1)	The names of other subsidiaries that would not constitute a significant subsidiary in the aggregate have been omitted.